                                                                     Exhibit 2.2

                           SHARE PURCHASE AGREEMENT


In Madrid, Spain, on January 6, 1999


                                   GATHERED


ON THE ONE PART, Hussmann International Inc., a company duly incorporated and existing under the laws of the State of Delaware, United States of America, with domicile at 12999 St. Charles Rock Road, Bridgeton, Missouri 63044 USA, duly represented by Mr. John Schlee, a U.S. citizen, with U.S. Passport number 025317818, in his capacity as Senior Vice President, Europe, Africa and Middle East, by virtue of a Power of Attorney issued in his favor on December 30, 1998.

AND ON THE OTHER PART,

Mr. Vicente Guibert Azcue, of legal age, married, of Spanish nationality, with domicile at c/ Hernani, number 2, 20004, San Sebastian, Guipuzcoa and Tax Identification Number (NIF) 1.959.426-X, duly represented by Mr. Ramon Guibert Encio by virtue of power of attorney granted in his favor on November 24, 1998.

Mr. Ramon Guibert Encio, of legal age, single, of Spanish nationality, with domicile at c/ Hernani, number 2, 20004, San Sebastian, Guipuzcoa, Spain and
Tax Identification Number (NIF) 15.991.239-Y, acting on his own name and behalf.

Mr. Inigo Guibert Encio, of legal age, married, of Spanish nationality, with domicile at c/ Garibay, number 1, 4, San Sebastian and Tax Identification Number
(NIF) 15.924.213-W, duly represented by Mr. Ramon Guibert Encio by virtue of power of attorney granted in his favor on November 24, 1998.

Mr. Jose Iriondo Murua, of legal age, married, of Spanish nationality, with domicile at c/ Media Luna, number 5, Pamplona and Tax Identification Number
(NIF) 15.303.864, duly represented by Mr. Juan Feliz Iriondo Altuna by virtue of power of attorney issued in his favor on December 23, 1997.

Mr. Juan Felix Iriondo Altuna, of legal age, single, of Spanish nationality, with domicile at c/ Media Luna, number 5, Pamplona, Spain and Tax
Identification Number (NIF) 16.235.108-Y, acting on his own name and behalf.

Ms. Maria Elena Iriondo Altuna, of legal age, single, of Spanish nationality, with domicile at c/ Media Luna, number 5, Pamplona, Spain and Tax
Identification Number (NIF) 16.231.354-16.231.354-Y, duly represented by Mr. Juan Felix Iriondo Altuna by virtue of power of attorney issued in her favor on September 24, 1987.

Ms. Maria Teresa Iriondo Altuna, of legal age, married, of Spanish nationality, with domicile at c/ Media Luna, number 5, Pamplona, Spain and Tax
Identification Number (NIF) 15.360.132, duly represented by Mr. Juan Felix Iriondo Altuna by virtue of power of attorney issued in her favor on September 24, 1987.

Ms. Florita Iriondo Altuna, of legal age, single, of Spanish nationality, with domicile at c/ Media Luna, number 5, Pamplona, Spain and Tax Identification Number (NIF) 15.366.887, duly represented by Mr. Juan Felix Iriondo Altuna by virtue of power of attorney issued in her favor on September 24, 1987.

Messrs. Vicente Guibert Azcue, Ramon Guibert Encio, Inigo Guibert Encio, Jose Iriondo Murua, Juan Felix Iriondo Altuna, Maria Elena Iriondo Altuna, Maria Teresa Iriondo Altuna, Florita Iriondo Altuna shall hereinafter be referred to as the "Sellers".

                                    WHEREAS

I. Hussmann International Inc. is a company dedicated to the manufacturing and commercialization of commercial refrigerator display and storage cases, refrigeration equipment and refrigeration systems.

II. The Sellers are owners of 950,145 shares representing 77.25% of the issued and outstanding shares of the Spanish company KOXKA CE, S.A. (the "Company"), with domicile at Poligono de Landaben, calle A, s/n, Pamplona, Spain and NIF number A-31-016363, a public company listed on the Madrid Stock Exchange. The shares owned by each Seller are listed in Exhibit II hereto. Anagre, S.A. is the owner of 37,062 shares representing 3.01% of the share capital of the Company.

III. Hussmann International Inc. is interested in purchasing a number of the issued and outstanding shares of the Company which represents at least 80.26% of the Company's share capital, by means of a public tender offer, in accordance with applicable Spanish securities market regulations.

IV. The Sellers are interested in selling their shares of the Company to Hussmann International Inc. or to the subsidiary or affiliate company of Hussmann International Inc. which launches the public tender offer (the entity launching the public tender offer shall hereinafter be referred to as the "Purchaser"), provided that a minimum purchase price is offered.

In accordance with the above considerations, the parties have agreed to enter into this Share Purchase Agreement, subject to the following :

                                    CLAUSES

1.   PURCHASE OF SHARES
     ------------------

1.1 Each of the Sellers irrevocably undertakes to sell to the Purchaser all the shares he owns in the capital of the Company if the Purchaser launches a public tender offer for 100% of the issued and outstanding shares of the Company at a purchase price of 16,195 pesetas/share, net of clearing, settlement and other stock exchange expenses.

1.2 Mr. Juan Felix Iriondo Altuna irrevocably promises that, in the event the Purchaser launches the Public Tender Offer described in Clause 1.1 above, Anagre, S.A. shall sell to the Purchaser all the shares that Anagre, S.A. holds of the Company.

     Consequently, and for the purposes of this Agreement, Anagre, S.A. shall be considered as an additional Seller, and Juan Felix Iriondo Altuna shall assume personally in his own name all the rights, obligations and liabilities that would correspond to Anagre, S.A. if Anagre, S.A. had signed this Agreement.

1.3 Completion of the public tender offer will be conditional upon the Purchaser acquiring at least 80% of the issued and outstanding shares of the Company, less the shares owned by any Seller who may die or be affected by incapacity or third party attachment on his assets (but in any case, upon acquiring at least 51%). This condition will be expressly reflected in the prospectus and all other documents pertaining to the public tender offer. Should the Spanish Comision Nacional del Mercado de Valores not accept that the threshold for completion of the public tender offer be conditional upon the aforementioned events, the public tender offer will be formally conditional upon the Purchaser acquiring at least 62% of the issued and outstanding shares of the Company, even though the Purchaser undertakes to complete the public tender offer even if the 62% threshold is not reached due to death, incapacity or third party attachment affecting any of the Sellers, provided always that at least 51% of the shares of the Company are acquired by the Purchaser.

     The public tender offer shall provide that the acceptance period will expire on the earliest possible day of March of 1999.

1.4 The Purchaser undertakes to purchase all, but not part of, the shares of the Company owned by the Sellers pursuant to the conditions described in the preceding paragraph and the remaining Clauses of this Agreement.

1.5 The Sellers' obligations under this Agreement shall be several ("mancomunadas"), that is, each Seller shall be responsible only for his/her own obligations hereunder except for the liability of the breaching Sellers pursuant to Clause 5 hereof, which will be joint and several among those breaching Sellers only.

1.6 In the event the Purchaser is an entity different than Hussmann International, Inc., Hussmann International, Inc. and the Purchaser shall be jointly and severally liable for the responsibilities of the Purchaser hereunder.

1.7 Within a term of 30 days of signature of this Agreement, the Purchaser shall file an Application to the Spanish Stock Exchange Commission (Comision Nacional del Mercado de Valores) for authorisation to launch the above described Public Tender Offer.

2.   CONSIDERATION
     -------------

2.1 The price per share to be paid by the Purchaser to each of the Sellers in consideration for the sale of their shares of the Company shall be the same price that is offered to all the remaining shareholders of the Company. The Sellers shall receive no further consideration other than the purchase price per share paid to all the shareholders who accept the public tender offer.

2.2 The purchase price shall be paid in cash by the Purchaser to each of the Sellers at the time of settlement of the purchase price upon closure of the public tender offer, through the stock broker ("agente de pagos") appointed by the Purchaser to settle and liquidate the public tender offer.

3.   ADDITIONAL COMMITMENTS OF THE SELLERS
     -------------------------------------

3.1 Each of the Sellers irrevocably undertakes not to sell, charge, encumber of in any way dispose of any of the shares of the Company which he may own now or in the future in favor of any party other than the Purchaser (including any other Seller), whether in the process of a public tender offer launched by any third party prior to, simultaneously or after the public tender offer launched by the Purchaser, or through any other valid means of acquisition, except for the case that any Seller decide the transfer of the shares owned by such Seller to an individual (which must be another Seller) or a Company directly or indirectly owned by the relevant or another Seller, as long as the acquirer of such shares subrogates in all obligations of the transferring Seller to the Purchaser and/or Hussmann International Inc. with respect to the transaction contemplated herein.

3.2 Each of the Sellers irrevocably undertakes, as soon as the public tender offer is authorized by the Spanish Comision Nacional del Mercado de Valores, to inform the Comision Nacional del Mercado de Valores of his commitment to accept the offer.

3.3 Each of the Sellers irrevocably undertakes to formally accept the public tender offer launched by the Purchaser within the first three business days of the acceptance period.

3.4 Each of the Sellers irrevocably undertakes to refrain from any action which may prejudice the success of the public tender offer.

3.5 The Sellers acknowledge that the minimum price referred to in Clause 1.1 above is a fair and reasonable consideration for the sale of the shares of the Company. The Sellers undertake to use their best efforts to cause the Board of Directors of the Company to produce a report recommending the sale of the shares of the Company to the Purchaser, at a price at least equal to that referred to in Clause 1.1 above, in the course of the public tender offer.

4.   OBLIGATIONS OF THE PURCHASER / CONDITIONS
     -----------------------------------------

4.1 The parties expressly agree that the Purchaser shall have no obligation to launch a public tender offer or otherwise acquire any shares of the Company if the authorization for the public tender offer by the Spanish Comision Nacional del Mercado de Valores is duly and timely filed for but is not issued or if the foreign investment verification is duly and timely applied for but is not granted. The Purchaser shall file and process the relevant Applications in good faith, shall post a bank guarantee for the full amount of the public tender offer and comply with all relevant Spanish regulatory requirements to the best of its ability.

4.2 If the Purchaser launches a public tender offer for the shares of the Company, the Purchaser shall be entitled to withdraw from such public tender offer without acquiring any shares of the Company if:

     (a) The shares tendered for sale to the Purchaser by the shareholders of the Company who accept the offer do not reach the threshold established for completing the public tender offer pursuant to Clause 1.3 above; or

     (b) The Spanish government issues a resolution before the end of the acceptance period which prohibits the transaction.

4.3 In the cases described in Clauses 4.1 and 4.2 above, the Purchaser shall not be obliged to indemnify the Sellers nor to reimburse the Sellers for any damages or expenses incurred in connection with this Agreement, nor to pay the penalties established in Clause 5 below.

5.   INDEMNITY
     ---------

If any of the Sellers fails to comply with any of their obligations or commitments hereunder, the Purchaser may decide either to enforce the breaching Sellers' obligations or to be released from any and all of its obligations hereunder vis-a-vis such breaching Seller(s) (Mr. Juan Felix Iriondo Altuna shall be considered as a breaching Seller if Anagre, S.A. fails to sell all of its shares in the Company as promised by Mr. Iriondo Altuna in Clause 1.2 above) and the breaching Seller(s) shall be jointly and severally liable to:

     (a) reimburse the Purchaser for all expenses incurred in the preparation and/or launching of the public tender offer, including attorneys', auditors' and advisors' fees; and

     (b) pay to the Purchaser a penalty in the amount of 705,000,000 pesetas, which damages shall be the exclusive damages available to the Purchaser.

In a similar fashion, if the Purchaser fails to comply with any of its obligations or commitments hereunder, the Sellers may decide either to enforce Purchaser's obligations or to be released from any and all of their obligations hereunder and the Purchaser shall be liable to:

     (a) reimburse the Sellers for all expenses incurred in the preparation of this Agreement including attorneys', auditors' and advisors' fees, and

     (b) pay to the Sellers a penalty in the total amount of 705,000,000 pesetas which damages shall be the exclusive damages available to the Sellers.

6.   GOVERNING LAW / ARBITRATION
     ---------------------------

6.1 This Agreement shall be governed by and interpreted in accordance with the laws of the Kingdom of Spain.

6.2 The Parties shall try to resolve any dispute, conflict, controversy or difference which might arise between them under this Agreement by way of good faith negotiations. In the event the Parties are unable to achieve a satisfactory resolution of such dispute, conflict, controversy or difference within a period of 30 days, the parties, expressly waiving any other forum which may correspond to them, irrevocably submit to the jurisdiction of the Courts of the city of Madrid, Spain.

7.   LANGUAGE
     --------

English and Spanish versions of this Agreement are being executed by the parties and both versions shall constitute valid and binding documents. In the event any difference(s) should be discovered between the English and Spanish versions of this Agreement, then the Spanish version will prevail with respect to such difference(s).

AND IN WITNESS WHEREOF, the parties execute this share purchase agreement, in five original counterparts, in the place and on the date first above written.


/s/ John Schlee                         /s/ Ramon Guibert Encio
--------------------------              ----------------------------------------
Hussmann International Inc.             Mr. Ramon Guibert Encio representing Mr.
                                                        Vicente Guibert Azcue

                                        /s/ Ramon Guibert Encio
                                        ----------------------------------------
                                        Mr. Ramon Guibert Encio

                                        /s/ Ramon Guibert Encio
                                        ----------------------------------------
                                        Mr. Ramon Guibert Encio, representing
                                        Mr. Inigo Guibert Encio


                                        /s/ Juan Felix Iriondo Altuna
                                        ----------------------------------------
                                        Mr. Juan Felix Iriondo Altuna,
                                        representing Mr. Jose Iriondo Murua


                                        /s/ Juan Felix Iriondo Altuna
                                        ----------------------------------------
                                        Mr. Juan Felix Iriondo Altuna


                                        /s/ Juan Felix Iriondo Altuna
                                        ----------------------------------------
                                        Mr. Juan Felix Iriondo Altuna,
                                        representing Ms. Maria Elena Iriondo
                                        Altuna


                                        /s/ Juan Felix Iriondo Altuna
                                        ----------------------------------------
                                        Mr. Juan Felix Iriondo Altuna,
                                        representing Ms. Maria Teresa Iriondo
                                        Altuna


                                        /s/ Juan Felix Iriondo Altuna
                                        ----------------------------------------
                                        Mr. Juan Felix Iriondo Altuna,
                                        representing Ms. Florita Iriondo Altuna

                                  EXHIBIT II

SELLING SHAREHOLDERS

                                              NUMBER OF                 PERCENTAGE OF KOXKA'S
SHAREHOLDER                                  SHARES HELD                    SHARE CAPITAL
--------------------------------------------------------------------------------------------------
Ramon Guibert Encio                            162,562                          13.22%
Inigo Guibert Encio/(a)/                       162,562                          13.22%
Vicente Guibert Azcue/(a)/                     167,485                          13.62%
Juan Felix Iriondo Altuna                       68,213                           5.55%
Maria Elena Iriondo Altuna/(b)/                 54,643                           4.44%
Maria Teresa Iriondo Altuna/(b)/                54,640                           4.44%
Florita Iriondo Altuna/(b)/                     54,640                           4.44%
Jose Iriondo Murua/(b)/                        225,400                          18.33%
TOTAL                                          950,145                          77.25%
--------------------------------------------------------------------------------------------------

For the purposes of Clauses 1.2 and 5, Anagre, S.A., which currently holds 37,062 shares of Koxka, C.E. S.A. representing 3.91% of the share capital, shall be considered as an additional Seller.

TOTAL INCLUDING SHARES OWNED BY ANAGRE         987,207              80.26%



(a)  Represented by Ramon Guibert Encio.
(b)  Represented by Juan Felix Iriondo Altuna.